APAC Customer Services, Inc. Awarded Contract Extension for Customer Care Services to The Los
Angeles Times

Deerfield, IL. – December 19, 2005: -— APAC Customer Services, Inc. (NASDAQ: APAC), a leading provider of customer interaction solutions, announced today that The Los Angeles Times approved a one-year extension to its agreement for customer care services.

Extending the partnership established in 1998, APAC will continue to provide customer interaction support services to the newspaper’s subscriber base of more than 3.9 million residents.

“The Los Angeles Times is committed to providing excellence in news, reporting and customer services to our subscribers. Through our partnership with APAC, we are able to deliver upon this commitment. APAC has truly become an integral part of our business,” said Jack D. Klunder, Senior Vice President, Circulation, The Los Angeles Times.

“Our long- term relationship with The Los Angeles Times is very important to APAC. It is a hallmark of our publishing industry experience and we look forward to continuing our work with The Los Angeles Times to provide an array of customer care solutions to their customers,” said James McClenahan, APAC’s Senior Vice President of Sales and Marketing. “This collaboration serves as an excellent example of APAC’s commitment to developing long-term, strategic relationships with our clients.”

APAC has been providing inbound customer service to leading newspaper and publishing companies since 1998. Its service offerings to support the success of the publishing industry include programs designed for subscription renewal, subscriber retention and up-sell, acquisition, account activation and billing resolution.

About APAC Customer Services, Inc.

APAC Customer Services, Inc. (NASDAQ: APAC) is a leading provider of customer interaction solutions for market leaders in publishing, healthcare, business services, financial services, communications travel and hospitality and insurance. APAC partners with its clients to deliver value-added solutions designed to enhance bottom line performance. For more information, call 1-800-OUTSOURCE or visit APAC’s comprehensive web site is at: http://www.apaccustomerservices.com

About The Los Angeles Times

The Los Angeles Times, a Tribune Publishing company, is the largest metropolitan daily newspaper in the country and the winner of 37 Pulitzer Prizes, including two this year. The Times publishes five daily regional editions, for the Los Angeles metropolitan area, Orange County, Ventura County, the San Fernando Valley, and the Inland Empire of Riverside and San Bernardino counties, as well as a National edition. Additional information about The Times is available at http://www.latimes.com.

APAC Contact:	-# ##-	LA Times Contact:
George H. Hepburn III SVP & CFO 847-374-4995 ghhepburn@apacmail.com		David Garcia Dir, Media Relations 213-237-4715 david.garcia@latimes.com